                                                                    EXHIBIT 2(b)


                                AMENDMENT NO. 1
               TO AGREEMENT AND PLAN OF REORGANIZATION AND MERGER



     This is an amendment (the "Amendment") to that certain Agreement and Plan of Reorganization and Merger dated July 18, 1995 (the "Agreement") by and between OXIS International, Inc., a Delaware corporation (the "Company"), OXIS Acquisition Corporation, a Delaware corporation ("OXISub"), Therox Pharmaceuticals, Inc., a Delaware corporation ("Therox") and certain holders of the capital stock of Therox (the "Therox Holders"). All capitalized terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Agreement.


                                    RECITALS


     A. Pursuant to the terms of the Agreement, the parties to the Agreement have consummated the transactions contemplated by the Agreement, including without limitation the merger of Therox into OXISub such that OXISub is the surviving corporation and a wholly-owned subsidiary of the Company and each of the former stockholders of Therox has become a stockholder of the Company.

     B. The parties hereto desire to amend certain of the terms of the Agreement, as more fully set forth hereafter, with respect to the potential obligation of the Company to make certain payments to the Therox Stockholder Representative on behalf of the Therox Holders for certain technologies of the former Therox, to provide that the Company shall make any such payments only in cash, rather than in shares of the Company's common stock or in cash, at its election.

     Now, therefore, in consideration of the premises and the mutual covenants and conditions herein contained, the parties hereto hereby agree as follows:


                                   AGREEMENT

     1. Section 2.4 to the Agreement is hereby amended by the deletion of the fourth sentence of such paragraph and the replacement of such sentence by the following sentence: "All such payments shall be made in cash."

     2. Except as specifically amended hereby, the Agreement shall remain unaltered and in full force and effect.

     IN WITNESS WHEREOF, the Company, OXISub (on it own behalf and as successor in interest of Therox), and the Therox Stockholder Representative (on behalf of the former Therox Holders) have executed this Amendment as of the date first above written.


THEROX STOCKHOLDER                              OXIS INTERNATIONAL, INC.
REPRESENTATIVE
(on behalf of the Therox Holders)               By:  /s/ Ray R. Rogers
                                                     -----------------
By:  /s/ Timothy G. Biro                             Ray R. Rogers
     -------------------                             Chairman of the Board
     Timothy G. Biro

                                                OXIS ACQUISITION CORPORATION
                                                (on its own behalf and as
                                                successor in interest of
                                                Therox)

                                                By: /s/ Ray R. Rogers
                                                    -----------------
                                                    Ray R. Rogers
                                                    Chairman of the Board


                                       47